Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON announces PRELIMINARY 2q20 results, provides business update and announces 2q20 earnings call date

●	Expects 2Q20 operating income for Ocean Transportation to be $40.5 to $42.5 million vs. $19.7 million in 2Q19
●	Expects 2Q20 operating income for Logistics to be $8.0 to $9.0 million vs. $11.3 million in 2Q19
●	Expects 2Q20 net income and diluted EPS to be $30.4 to $32.6 million and $0.70 to $0.75, respectively
●	China service strength, including additional vessel charters, primarily drove increase in operating income
●	Allowable borrowings of approximately $425 million at quarter end and leverage ratio per debt agreements below 3.25x
●	Announces second quarter earnings call date on August 5, 2020

HONOLULU, Hawaii (July 9, 2020) – Matson, Inc. (NYSE: MATX) announces preliminary second quarter financial results, provides a business update and announces second quarter earnings call date.

Matt Cox, Matson’s Chairman and Chief Executive Officer, commented, “Matson’s businesses performed well in the second quarter despite challenges from the COVID-19 pandemic and subsequent economic effects. The operational and financial actions we have taken in the last few months have helped Matson through this difficult period and have led to opportunities. One such opportunity, the introduction of the additional CLX vessel charter sailings, principally drove the increase in consolidated operating income year-over-year. We will continue to offer this supplemental ‘CLX+’ service through the peak season and potentially longer as our customers’ needs dictate.”

Mr. Cox added, “Overall, our performance in the second quarter was led primarily by the strength in our China service, including chartered voyages in addition to our normal weekly vessels that sailed at capacity. Compared with our expectations in early May at the time of our last earnings call, we also had better-than-expected volume in our Hawaii tradelane as we carried a portion of Pasha’s volume due in part to the dry-docking of one of its vessels, and we had better-than-expected volume in our Alaska tradelane as the local economy gradually reopened creating improved freight demand. We also made good progress on our previously-announced cost management initiatives. As a result, Matson expects second quarter operating income for Ocean Transportation of $40.5 to $42.5 million and Logistics operating income of $8.0 to $9.0 million. We also expect second quarter 2020 net income and diluted EPS to be $30.4 to $32.6 million and $0.70 to $0.75, respectively.”

The year-over-year improvement in Ocean Transportation operating income was primarily due to the strength of our CLX tradelane, including the additional CLX chartered voyages, partially offset by declines in our domestic tradelanes. The year-over-year decline in Logistics operating income was due to lower contributions from transportation brokerage and freight forwarding.

Second Quarter Tradelane Volume (Forty-foot equivalent units (FEU)) (1)(2):

For the three months ended June 30, 2020 compared to the three months ended June 30, 2019 and on a FEU basis:

●	Hawaii container volume decreased 4.0 percent primarily due to lower volume from the state’s COVID-19 mitigation efforts including restrictions on tourism, partially offset by volume associated with the dry-docking of one of Pasha’s vessels;
●	Alaska volume decreased 9.0 percent with lower northbound volume primarily due to lower demand for retail-related goods, as an effect of the state’s COVID-19 mitigation efforts, and one less sailing compared to the prior year period, and moderately lower southbound volume;
●	China volume was 68.1 percent higher primarily due to volume from chartered voyages in addition to the regular CLX service;
●	Guam volume was 12.5 percent lower primarily due to lower demand for retail-related goods as COVID-19 mitigation measures remained in effect; and
●	Other containers volume decreased 18.8 percent.

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Other includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Liquidity and Debt Outstanding

Total debt decreased by $34.9 million during the three months to $890.0 million as of June 30, 2020. As of June 30, 2020, Matson had available borrowings under its revolving credit facility of approximately $425 million. The available borrowings at quarter end is based on the allowable leverage level under the amended debt agreements and the definition of EBITDA under the debt agreements. The leverage ratio under the debt agreements as of June 30, 2020 was below 3.25x.

A slide presentation that accompanies this press release is available on the Company's website at www.matson.com, under Investors.

Teleconference and Webcast

A conference call is scheduled on August 5, 2020 at 4:30 p.m. EST when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Senior Vice President and Chief Financial Officer, will discuss Matson’s second quarter results.

Date of Conference Call:	Wednesday August 5, 2020
Scheduled Time:	4:30 p.m. EDT / 1:30 p.m. PDT / 10:30 a.m. HST
Participant Toll Free Dial-In #:	1-877-312-5524
International Dial-In #:	1-253-237-1144

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors. A replay of the conference call will be available approximately two hours after the call through August 12, 2020 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 4396458. The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates a premium, expedited service from China to Southern California and provides services to Okinawa, Japan and various islands in the South Pacific. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, Asia supply chain services, and forwarding to Alaska. Additional information about the Company is available at www.matson.com.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding operating income, net income, earnings per share, the COVID-19 pandemic and subsequent economic effects, additional CLX vessel charter sailings, and operational changes and cost management initiatives. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of low-sulfur fuel; delays or cost overruns related to the installation of scrubbers; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; the imposition of tariffs or a change in international trade policies; the magnitude and timing of the impact of public health crises, including COVID-19; the ability of the NASSCO shipyard to construct and deliver Matsonia on the contemplated timeframe; any unanticipated dry-dock or repair expenses; any delays or cost overruns related to the modernization of terminals; consummating and integrating acquisitions; changes in general economic and/or industry-specific conditions; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; conditions in the financial markets; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; war, terrorist attacks or other acts of violence; the use of our information technology and communication systems and cybersecurity attacks; and the occurrence of marine accidents, poor weather or natural disasters. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.